EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements of Broadwind Energy, Inc.  (Nos. 333-176066 and 333-159487) on Form S-3 and (Nos. 333-160039, 333-181168, 333-181170, 333-181901, 333-190311, and 333-203736) on Form S-8 of Broadwind Energy, Inc. of  our independent auditors’ report dated February 19, 2016 with respect to the balance sheet of Red Wolf Company, LLC as of December 31, 2015, and the related statement of income and members’ equity and statement of cash flows for the year then ended which report appears in the Form 8-K/A of Broadwind Energy, Inc. dated March 24, 2017.

/s/ Moore Beauston Woodham LLP

Hartsville, South Carolina

March 16, 2017